DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-117275
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-117275
Ladies and Gentlemen:

     On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated August 31, 2004 to the Partnership's prospectus dated October 7, 2004.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                   August 2004


The redemption value for Citigroup Diversified Futures Fund L.P. was $863.82 per unit at the end of August, down 2.4% for the month.

The Fund was negative for the month of August as profitable trading in global fixed income failed to offset losses incurred in currency, commodity sectors and stock indices.

Profits were primarily the result of the Fund maintaining long positions in fixed income markets around the world, which benefited from data evidencing a slowing pace of economic growth. In the U.S., markets rallied sharply as U.S. employment data was much weaker than most analysts had anticipated, which suggested that the Federal Reserve would be less likely to raise rates in the near future. In addition to U.S. data, British fixed-income markets rallied as reports indicated a tempering of inflation fears.

Offsetting the profits were losses in the other sectors, the least profitable sector for August was currencies, as the outlook for the dollar continues to lack direction and clarity. Additionally, most other currencies failed to sustain any discernible direction for the month. Unfavorable trading ranges in agricultural markets and benign equity market volatility contributed smaller losses to the Fund.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.


Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                            For the Period August 1,
                             Through August 31, 2004

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     -----------
Realized gains from trading            $10,227,143       1.56%
Change in unrealized gains/losses
     from trading                      (22,015,981)     (3.36)
                                        ----------       -----
                                       (11,788,838)     (1.80)
Less, Brokerage commissions
     and clearing fees ($148,580)        3,535,568       0.54
                                        ----------       -----
Net realized and unrealized losses     (15,324,406)     (2.34)
Interest Income                            613,699       0.09
                                        ----------       -----
                                       (14,710,707)     (2.25)
                                        ----------       -----
Less, Expenses:
     Management fees                     1,054,669       0.16
     Other expenses                         89,767       0.01
                                         1,144,436       0.17
                                        ----------       -----
Net Loss                               (15,855,143)     (2.42)%
                                                        ======

Additions (446.3832 G.P. units
at July 31, 2004 net asset
value per unit of $884.89)                 395,000
Additions (44,500.4463 L.P. units
at July 31, 2004 net asset
value per unit of $884.89)              39,378,000
Redemptions (5,957.2971 L.P. units
at August 31, 2004 net asset
value per unit of $863.82)              (5,146,032)
                                         ---------
Increase in net assets                  18,771,825
Net assets, July 31, 2004              626,613,257
                                       -----------
Net assets, August 31, 2004           $645,385,082
                                       ===========

Net Asset Value per unit
  ($645,385,082 / 747,543.5842 Units)      $863.34
                                            ======

Redemption value per unit  (Note 1)        $863.82
                                            ======

Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $863.82.

The net asset value per unit of $863.34 is reflective of charging offering and organizational expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By: /s/Daniel R. McAuliffe, Jr.
          -----------------------
          Daniel R. McAuliffe, Jr.
          Chief Financial Officer and Director
          Citigroup Managed Futures LLC
          General Partner, Citigroup
          Diversified Futures Fund L.P.